    Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Independent Bank Group, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (2)	1,493,000	$69.83(2)	$104,256,190	0.0000927	$9,664.55
Total Offering Amounts				-	$104,256,190	-	$9,664.55
Total Fee Offsets				-	-	-	$9,664.55
Net Fee Due				-	-	-	$0.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Independent Bank Group, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected which results in an increase in the number of Registrant’s outstanding shares of common stock, as applicable.
(2) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $69.83 per share, the average of the high and low prices of the Registrant’s common stock on May 25, 2022 as reported on the Nasdaq Global Select Market.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	—	—	—	—	—	—	—	—	—	—	—
Fee Offset Sources	—	—	—	—	—	—	—	—	—	—	—
Rule 457(p)
Fee Offset Claims(1)	Independent Bank Group, Inc.	S-4	333-235993	January 21, 2020	—	$9,664.55(1)	Equity	Common Stock, par value $0.01 per share	53,142,894	$366,773.33	—
Fee Offset Claims(1)	Independent Bank Group, Inc.	S-4	333-235993	January 21, 2020	—	$0.00	Equity	6.50% Non-Cumulative Perpetual Preferred Stock Series B, par value $0.01 per share	6,000,000	$20,445.45	—
Fee Offset Sources	Independent Bank Group, Inc.	S-4	333-235993	—	January 21, 2020	—	—	—	—	—	$9,664.55
(1)    A registration fee in the amount of $387,218.78 was previously paid by the Registrant in connection with the filing of a Registration Statement on Form S-4 (File No. 333-235993) (the “Form S-4”) with the Securities and Exchange Commission (the “SEC”) on January 21, 2020, as amended by Amendment No. 1 filed with the SEC on March 6, 2020. The Registrant did not sell any securities pursuant to the Form S-4, and the Form S-4 was withdrawn by the Registrant on May 29, 2020. Pursuant to Rule 457(p) under the Securities Act, the filing fee of $387,218.78 that was previously paid by the Registrant in connection with the Form S-4 (net of prior credits of $27,911.18) is being used to offset the filing fee of $9,664.55 that is required in connection with this offering.